UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2004

                  CareDecision Corporation. (OTCBB: CDED)
            (Exact name of Registrant as specified in charter)


             Nevada              000-33187           91-2105842
 (State or other jurisdiction   (Commission       (I.R.S. Employer
       of incorporation)        File Number)       Identification)


 2660 Townsgate Road, Suite 300, Westlake Village, CA         91361
      (Address of principal executive offices)              (Zip Code)


 Registrant's telephone number, including area code:    (805) 446-1973


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ITEM 7.01 REGULATION FD DISCLOSURE

CareDecision Corporation ("CareDecision" or the "Company") [OTCBB: CDED] announced December 8, 2004 that we have secured a $10 million monthly revolving credit facility that includes standby provisions for increases to $15 million monthly. This facility, issued by WSSMF, LP and Capital Growth Fund, two financial lending institutions, will facilitate the purchase of FDA-approved pharmaceutical and diagnostic products, which will be sold through our newly acquired wholesale pharmacy distribution networks and will be applied to our new e-pharmacy. Both Pharma channels will employ our patent pending wireless PDA technologies.

The credit facility agreement closed on December 2, 2004 concurrent with the completion of our recent merger. CareDecision through our subsidiary company has concluded a merger agreement with CareGeneration, Inc. ("CGI"). This agreement includes CGI's recent acquisition of certain assets and the transfer of pharmaceutical distribution licenses from the Kelly Co. World Group, Inc. (the "Kelly Companies"). Management believes the final closing of these mergers, through the filing of merger certificates with the Nevada Secretary of State, should occur after a statutory 20 day notice period. At that time, we will take the steps necessary to rename the newly combined company "Next GENeSYS Corp." We believe that our access to growth capital coupled with the additional revenue streams provided by the mergers positions us well to embark on our mission to link uninsured and underinsured Americans with life preserving pharmaceuticals by utilizing our wireless technology, our pharmaceutical distribution network and our industry connections.



Date: December 8, 2004.
      -----------------


CareDecision Corporation


/s/ Keith Berman
----------------
Keith Berman, CFO


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